UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                    (Amendment No. ___)*

					ION Networks Inc.
      ______________________________________________________
                        (Name of Issuer)

			Common Stock
      ______________________________________________________
                 (Title of Class of Securities)

					46205P100
               ____________________________________
                         (CUSIP Number)

				     November 2002
	-------------------------------------------------------
	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	-x--		Rule 13d-1(b)
	----		Rule 13d-1(c)
	----		Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
CUSIP No. 46205P100                13G         Page 2 of 14
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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Fund III, L.P. ("The Fund") F13-3737427
	MGP Advisers Limited Partnership* ("MGP") F13-3263120
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

    2,090,882 (of which 586,600 are warrants)
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.12
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------

* AWM Investment Company, Inc., a Delaware corporation is the
General Partner of this entity.

CUSIP No. 46205P100                13G         Page  3   of   14
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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Private Equity Fund, L.P.   F13-3916551
	("SSPE")
	MG Advisers L.L.C. ("MG") F13-3916549
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

 784,600 (Of which 225,300 are warrants)
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.1
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------



CUSIP No. 46205P100           13G             Page 4 of 14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Special Situations Cayman Fund, L.P. ("CAY") 98-0132442
     AWM Investment Company, Inc.  ("AWM") 11-3086452
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands, Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER            None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
 REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER       None
----------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON 718,400 (Of which 195,500 are warrants)
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   2.8
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IV/IA
----------------------------------------------------------------



CUSIP No. 46205P100                13G         Page 5 of 14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Technology Fund, L.P. ("SST")
	 F13-3937585
	SST Advisers LLC  ("SSTA") F13-3937583
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

   379,900 (of which 112,600 are warrants)
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.5
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------



CUSIP No. 46205P100          13G         Page 6 of 14 Pages
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     Austin W. Marxe
     David M. Greenhouse
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER         3,973,782
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER           None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER     3,973,782
 REPORTING     -------------------------------------------------
PERSON WITH:    (8) SHARED DISPOSITIVE POWER      None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

 3,973,782 (Of which 1,120,000 are warrants)
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	15.1
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
----------------------------------------------------------------


 							     Page 7 of 14 Pages
Item 1.
(a)  Name of Issuer:  ION Networks Inc.
(b)  Address of Issuer's Principal Executive Offices:
	1551 S. Washington Avenue, Piscataway, NJ 08854
Item 2.
(a)	Name of Person Filing:  This statement is filed on behalf
of (i) Special Situations Fund III, L.P., a Delaware limited partnership ("SSF III"); (ii) Special Situations Private Equity
Fund, L.P., a Delaware limited partnership ("SSPE") (iii)
Special Situations Cayman Fund, L.P., a Cayman Islands limited partnership (the "Cayman Fund"); (iv) Special Situations
Technology Fund, L.P., a Delaware limited partnership ("SST");
(v) MGP Advisers Limited Partnership, a Delaware limited
partnership, ("MGP"); (vi) MG Advisers L.L.C., a New York
limited liability company ("MG"); (vii) AWM Investment Company,
Inc., a Delaware corporation ("AWM"); (viii) SST Advisers
L.L.C., a Delaware limited liability company ("SSTA"); (ix))
Austin W. Marxe and (x) David Greenhouse.  Each of the foregoing is hereinafter individually referred to as a "Reporting Person"
and collectively as the "Reporting Persons."
(b) Address of Principal Business Office or, if none, Residence:
The principal office and business address of the Reporting
Persons is 153 East 53 Street, New York, New York 10022.
(c) Citizenship:  SSF III, SSPE, SST, and MGP are Delaware
limited partnerships.  MG is a New York limited liability
company. AWM is a Delaware corporation and SSTA is a Delaware
							Page 8 of 14 Pages
limited liability company.  The Cayman Fund was formed under the laws of the Cayman Island.  Austin W. Marxe and David M.
Greenhouse are United States citizens.  The principal business of SSF III, SSPE, SST and the Cayman Fund (individually, a
"Fund" and, collectively, the "Funds") is to invest in, sell, convey, transfer, exchange and otherwise trade in principally equity and equity related securities.  The principal business of
MGP is to act as general partner of and investment adviser to
SSF III.   The principal business of MG is to act as the general
partner of and the investment adviser to SSPE.  The principal business of SSTA is to act as general partner of and investment adviser to SST.  The principal business of AWM is to act as
general partner of MGP and general partner of and investment adviser to the Cayman Fund.  MGP, MG, SSTA and AWM are referred to herein, individually, as an "Adviser" and, collectively, as
the "Advisers."   The principal occupation of Austin W. Marxe
and David Greenhouse is to serve as officers, directors and
members or principal shareholders of the Advisers.
2(d)		Title of Class of Securities: See cover sheets.
(e)		CUSIP Number:  See cover sheets.
Item 3.	If this statement is filed pursuant to $240.13d-1(b)
or 240.13d-2(b), check whether the person filing is a:
(a) ( )	Broker or Dealer registered under section 15 of the
Act;
(b) ( )	Bank as defined in section 3(a) (6) of the Act;

							Page 9 of 14 Pages
(c) ( )	Insurance Company as defined in section 3(a) (19) of
the Act;
(d) (x)	Investment Company registered under section 8 of the
Investment Company Act of 1940;
(e) (x)	An Investment Adviser in accordance with $240.13d
		-1(b)(I)(ii)(E);
(f) ( )	An employee benefit plan or endowment fund in
accordance with $240.13d-1(b)(I)(ii)(F);
(g) (x)	A parent holding company or control person in
accordance with $240.13d-1(b)(1)(ii)(G);
(h) ( ) 	A savings association as defined in Section 3(b) of
the Federal Deposit Insurance Act;
(i) ( )   A church plan that is excluded from the definition of
an investment company under section 3(c)(14) of the
Investment Company Act of 1940;
(j) ( )   Group, in accordance with $240.13d-1(b)(1)(ii)(J).
See Exhibit A attached hereto.
Item 4.	Ownership:
(a)  Amount Beneficially Owned: 2,853,782 shares of common stock and 1,120,000 warrants are beneficially owned by Austin Marxe and David Greenhouse; of which 1,504,282 common shares and
586,600 warrants are owned by SSF III,   559,300 common shares
and 225,300 warrants are owned by SSPE, 522,900 common shares and 195,000 warrants are owned by CAY, and 267,300 common shares and 112,600 warrants are owned by SST.

							Page 10 of 14 Pages
 (b) Percent of Class:  15.1 percent of the common stock are owned by Austin Marxe and David Greenhouse, 8.1 percent are
owned by SSF III, 3.1 are owned by SSPE, 2.8 percent are owned by CAY and 1.5 percent are owned by SST.
(c) Number of Shares as to which the person has Rights to
Vote and/or Dispose of Securities:  SSF III, SSPE, CAY, SST,
MGP, MG, AWM and SSTA have sole power to vote or to direct the vote and to dispose or to direct the disposition of all
securities reported hereby which are respectively beneficially owned by each Fund and its Adviser.
Austin Marxe and David Greenhouse have shared power to vote or to direct the vote of and to dispose or to direct the
disposition of securities reported hereby which are beneficially owned by Austin Marxe and David Greenhouse by virtue of being
Executive Officers of the Investment Advisers.
Item 5. Ownership of Five Percent or Less of a Class:  If this statement is being filed to report the fact that as of
the date hereof the reporting person has ceased to be the
beneficial owner of more that five percent of the class of
securities, check the following      .
Item 6.Ownership of More than Five Percent on Behalf of Another
Person: SSF III, SSPE, CAY and SST, as owners of the securities in question, have the right to receive any dividends from, or proceeds from the sale of, such securities.


									Page 11 of 14 Pages
Item 7. Identification and Classification of the Subsidiary
Which Acquired the Security being Reported on By the Parent
Holding Company:  See Exhibit A attached hereto.
Item 8. Identification and Classification of Members of the
 Group:  Not applicable
Item 9. Notices of Dissolution of Group:  Not applicable.
Item 10.	Certification:
			By signing below I certify that, to the best of
my knowledge and belief, the securities referred to above
were acquired and are held in the ordinary course of
business and were not acquired and are not held for the
purpose of or with the effect of changing or influencing
the control of the issuer of the securities and were not
acquired and are not held in connection with or as a
participant in any transaction having that purpose or
effect.










	 							Page 12 of 14 Pages
SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 10, 2002


			SPECIAL SITUATIONS FUND III, L.P.


			By:/s/ Austin W. Marxe
			   Austin W. Marxe
			   Managing Director

			MGP ADVISERS LIMITED PARTERSHIP


			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer


			SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.



			By:/s/ Austin W. Marxe
        Austin W. Marxe
			   President and Chief Executive Officer

			MG ADVISERS, L.L.C.


			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer




							Page 13 of 14 Pages


			SPECIAL SITUATIONS CAYMAN FUND, L.P.


			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    Managing Director

AWM INVESTMENT COMPANY, INC.


			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    President and CEO


			SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.


			By:/s/ Austin W. Marxe
   Austin W. Marxe
                  President and Chief Executive Officer

			SST ADVISERS, L.L.C.


			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer




				/s/ Austin W. Marxe
				AUSTIN W. MARXE



				/s/David M Greenhouse
				DAVID M. GREENHOUSE





								Page 14 of 14 Pages


EXHIBIT A


	This Exhibit explains the relationship between the Reporting Persons. MGP Advisers Limited Partnership (MGP), a Delaware limited partnership, is the general partner of the Special Situations Fund III, L.P., a Delaware Limited Partnership. AWM Investment Company, Inc., a Delaware corporation, is the general partner of MGP and the general partner of and investment adviser to the Cayman Fund. MG Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. SST Adviser, L.L.C. is the general partner of and investment adviser
to Special Situations Technology Fund, L.P.   Austin W. Marxe
and David M. Greenhouse are the principal owners of MGP, MG, AWM and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolios securities by the investment advisers on behalf of their Fund.